Exhibit 2.1

AMENDMENT NO. 1

TO THE

AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 (this “Amendment”), dated as of October 16, 2019, to the Agreement and Plan of Merger, dated as of August 13, 2019 (as amended, restated, modified or supplemented from time to time, the “Merger Agreement”), by and between CBS Corporation, a Delaware corporation (“Comet”), and Viacom Inc., a Delaware corporation (“Venus”), is by and between Comet and Venus, and is being executed by the NAI Parties solely in respect of paragraph 3 of this Amendment.

WHEREAS, pursuant to Section 9.03 of the Merger Agreement, the parties hereto wish to mutually agree to amend certain provisions of the Merger Agreement as described herein.

NOW, THEREFORE, in consideration of the mutual covenants contained herein and in the Merger Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto agree as follows:

1. Definitions. Capitalized terms used but not otherwise defined herein shall have the respective meanings ascribed to such terms in the Merger Agreement.

2. Amendments.

(a) The text of Section 7.13 of the Merger Agreement is hereby amended and restated as follows:

“Exchange Listing.

(a) Comet and Venus shall cooperate and use reasonable best efforts in taking, or causing to be taken, all actions necessary to (i) delist the Comet Common Stock from the NYSE (if the NYSE is not the Selected Exchange) and (ii) cause all issued and outstanding shares of Comet Common Stock to be approved for listing on the Selected Exchange (unless such shares are already listed on the Selected Exchange).

(b) Comet shall use its reasonable best efforts to cause the shares of Comet Common Stock to be issued in connection with the Merger and shares of Comet Common Stock to be reserved upon settlement or exercise of equity awards in respect of Comet Common Stock to be approved for listing on the Selected Exchange, subject to official notice of issuance, prior to the Effective Time. Prior to the Effective Time, Comet and Venus shall cooperate and use reasonable best efforts to agree on the ticker symbol of the Surviving Corporation, which such ticker symbol shall be reasonably acceptable to Neptune.”

(b) The text of Section 8.01(e) of the Merger Agreement is hereby amended and restated as follows:

“Exchange Listing.

(i) Unless the NYSE is the Selected Exchange, all issued and outstanding shares of Comet Common Stock shall have been approved for listing on the Selected Exchange.

(ii) The shares of Comet Class A Common Stock and Comet Class B Common Stock to be issued in the Merger shall have been approved for listing on the Selected Exchange, subject to official notice of issuance.”

(c) The following definition is hereby added to Section 10.12 of the Merger Agreement where alphabetically appropriate:

““Selected Exchange” shall mean the Nasdaq Global Select Market or, if mutually agreed by Comet and Venus, the NYSE.”

(d) The text of Article X, Section 3(A) of Exhibit B to the Merger Agreement is hereby amended and restated as follows:

““Fair Market Value” shall mean, with respect to a share of the Corporation’s capital stock of any class or series, the volume weighted average sales price for such a share on the Nasdaq Global Select Market or, if such stock is not listed on such exchange, on the principal U.S. registered securities exchange on which such stock is listed, during the 30 most recent days on which shares of stock of such class or series shall have been traded preceding the day on which notice of redemption shall be given pursuant to this Section (3); provided, however, that if shares of stock of such class or series are not traded on any securities exchange, “Fair Market Value” shall be determined by the Board of Directors in good faith; and provided, further, that “Fair Market Value” as to any stockholder who purchased his stock within 120 days of a Redemption Date need not (unless otherwise determined by the Board of Directors) exceed the purchase price paid by him.”

(e) The proviso to Article XI, Section 3(b) of Exhibit C to the Merger Agreement is hereby amended and restated as follows:

“; provided that each such member must meet all director independence and other standards of the Nasdaq Global Select Market (or, if the Corporation is listed on the New York Stock Exchange, all director independence and other standards of the New York Stock Exchange) and the U.S. Securities and Exchange Commission applicable to his or her service.”

(f) The proviso to Article XI, Section 3(c) of Exhibit C to the Merger Agreement is hereby amended and restated as follows:

“; provided that each such designated chairperson must meet all director independence and other standards of the Nasdaq Global Select Market (or, if the Corporation is listed on the New York Stock Exchange, all director independence and other standards of the New York Stock Exchange) and the U.S. Securities and Exchange Commission applicable to his or her service.”

(g) The Comet Disclosure Letter and the Venus Disclosure Letter are hereby amended and restated as set forth in Schedule I to this Amendment.

3. Written Consent of the NAI Parties. Each of the NAI Parties hereby consents to each of the amendments to the Merger Agreement set forth herein, in each case in satisfaction of any notice or consent requirements in respect thereof set forth in the Support Agreement or otherwise.

4. References. Each reference in the Merger Agreement to “this Agreement”, “hereof”, “hereunder”, “herein”, “hereby” or words of similar import referring to the Merger Agreement shall mean and be a reference to the Merger Agreement as amended by this Amendment. Notwithstanding the foregoing, all references in the Merger Agreement, the Comet Disclosure Letter and the Venus Disclosure Letter to “the date hereof” or “the date of this Agreement” shall refer to August 13, 2019.

5. Effect of Amendment. Except as otherwise expressly provided herein, all of the terms, agreements and conditions of the Merger Agreement remain unchanged and continue in full force and effect. This Amendment is limited precisely as written and shall not be deemed to be an amendment, waiver or (except as set forth in paragraph 3 of this Amendment) consent of any other term, agreement or condition of the Merger Agreement or any of the documents referred to therein.

6. Miscellaneous. Section 9.03, Section 9.04 and Article X of the Merger Agreement shall apply mutatis mutandis to this Amendment.

[Remainder of Page Intentionally Left Blank]

CBS CORPORATION,

by	/s/ Joseph R. Ianniello

Name: Joseph R. Ianniello
Title: President and Acting Chief Executive Officer

VIACOM INC.,

by	/s/ Robert M. Bakish

Name: Robert M. Bakish
Title: President & Chief Executive Officer

NATIONAL AMUSEMENTS, INC., solely in respect of paragraph 3 of this Amendment

by	/s/ Thaddeus Jankowski
Name: Thaddeus Jankowski
Title: Vice President

NAI ENTERTAINMENT HOLDINGS LLC, solely in respect of paragraph 3 of this Amendment

by	/s/ Thaddeus Jankowski
Name: Thaddeus Jankowski
Title: Vice President

[Signature Page to Amendment No. 1 to Agreement and Plan of Merger]

Schedule I